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                                                                  EXHIBIT 99.2

Efficient Networks, Inc., Completes FlowPoint Acquisition

           December 20, 1999

           DALLAS-December 20, 1999-Efficient Networks, Inc. (Nasdaq:EFNT), a worldwide developer and supplier of high-speed digital subscriber line (DSL) customer premises equipment (CPE) for the broadband access market, announced today that it has completed its acquisition of FlowPoint Corporation.

           Efficient Networks purchased FlowPoint from Cabletron Systems (NYSE:CS) in a stock transaction under which Cabletron will receive
           7.3 million shares of Efficient common stock and shares of non-voting preferred stock that are convertible into an additional 6.2 million shares of Efficient common stock, in exchange for all of the outstanding capital stock of FlowPoint Corporation. Based on the December 17, 1999 closing price for Efficient of $77.875, the transaction is valued at approximately $1 billion.

           As part of the acquisition, Efficient Networks will establish a significant development and sales operation in Silicon Valley. FlowPoint employees and product lines will become integral parts of Efficient, and FlowPoint's president, Chuck Waggoner, will remain with the company as a key member of Efficient's senior management team.

           Efficient also announced that Credit Suisse First Boston, the lead underwriter for Efficient's initial public offering, which was effective July 14, 1999, has agreed to an early release of the underwriters' lock-up restrictions on up to 1.2 million shares of Efficient Common Stock. Shares will be available for sale beginning December 20, 1999.

           About Efficient Networks

           Efficient Networks, Inc., is a recognized leader in broadband access products that employ digital subscriber line (DSL) technology. Emphasizing ease of use, the company's SpeedStreamTM family of DSL products provides high performance remote access for small and medium businesses, branch offices, telecommuters and consumers. Working in partnership with DSL service providers worldwide, Efficient is enabling a new generation of broadband applications today. Efficient Networks is based in Dallas, Texas, with sales and support locations around the world. For more information, visit our web site at www.efficient.com or contact us at +1(972) 991-3884.

                            # # #

           Press Contacts

           Phil Bode
           Media
           Efficient Networks, Inc
           +1(972) 991-3884
           pbode@efficient.com

           Kitty Behof
           Investor Relations
           Efficient Networks, Inc
           +1(972) 991-3884
           kitty@efficient.com

           This news release contains forward-looking statements within the meaning of Safe Harbor provisions of the U.S. federal securities laws that are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual
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           outcomes and results to differ materially. These statements are generally identifiable by statements containing words such as "expects", "believes" or "estimates" or similar expressions. These risks and uncertainties include future stock market returns, price and product competition, dependence on new product development, reliance on major customers, control of costs and expenses, international growth, changes in governmental regulations, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Efficient Networks with the Securities and Exchange Commission. Efficient Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.